Inuvo, Inc.
Second Quarter 2017 Conference Call
Aug 8, 2017

Operator Comments:

Good day and welcome to the Inuvo, Inc. 2017 Second Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo second quarter 2017 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe (CEO) Comments:

Thank you Valter, and thanks everyone for joining us today. We had another busy and productive quarter and I’m pleased to report that other than one remaining DataCenter project, which should be finished by the end of this month, we have now completely integrated the acquisition that we closed in February. This last remaining project should save us an additional $600K dollars annually.

Year-over-year revenue was up almost 17% to $18.3 million dollars and EBITDA adjusted for stock based compensation and non-recurring costs associated with the acquisition was $167 thousand dollars. Sequential quarterly growth thus far in 2017 has been 6%.

Gross margin was up 4% percentage points sequentially to 58% in Q2 and we expect to see a few more percentage points of improvement in the 2nd half of the year.

While we no longer track individual segments, we have seen steady improvement within the acquired operation with recent monthly revenue trends running about $1.3 million, up from the roughly $800 thousand dollars per month run rate we had been experiencing immediately following the acquisition.

The current growth trajectory on the new business looks good right now and the gross margins associated with this revenue have so far been higher than those of our other comparable ad-technology services.

Therefore, our plan in the back half of the year is to continue to accelerate growth in this higher gross margin business and reduce growth in other lower operating margin areas of the business, notably Publishing.

As we have communicated previously, our Publishing business is strategic. This change does not diminish the strategic importance of this business, which at its current size is providing the strategic value we require from it.

Consequently, we are modifying our 2017 full year revenue range from $88 to $93 million to $84 to $89 million. We maintain our guidance that for the fiscal 2017 year, Adjusted EBITDA will be positive.

The low end of the range would represent a year-over-year growth rate of 17.5%. This should put us on a trajectory coming out of 2017 that will lead to annual revenue in 2018 of $100 million or more.

Things look good heading into the second half of the year with an average daily Revenue thus far in August of $218 thousand dollars. If seasonality trends are consistent with prior years, we could also see a steady monthly increase throughout the remainder of the 2017.

In Q1, we reported for the first time that our revenue per thousand page views was approximately $5 dollars and 75 cents on 3 billion pages. In Q2, that RPM was approximately $3 dollars and 70 cents, however volume was up significantly to 5 billion pages. Q2 is the first full quarter of contribution from the acquired business.

As you can see from the variance in these numbers, the business model is maximized when both RPM and Volume rise simultaneously, however, it is not necessarily a negative situation when the Company decides to go after lower paying RPM’s in exchange for additional volume.

Lower paying RPM’s do not necessarily mean lower profits. In many cases, margins are contracted and thus remain constant regardless of RPM. So, it is this combination of RPM and Page View volume that influence the margin dollars the business throws off.

Let me now talk briefly about Demand (which means our Advertisers and Advertising Partners), Supply (which means our Publishers and Publishing Partners) and Technology, starting first with Demand.

We continue to add new Demand relationships both directly with individual advertisers and indirectly with network partners.

In the Quarter, we added several new Direct and Indirect Advertisers. One of our new indirect partners, is already on a run rate to deliver about $4 million dollars of revenue annually with the potential for much more.

Breath of Advertising relationships is an important component of revenue optimization and an excellent way to mitigate certain business risks. We’ve experienced a material reduction in concentration within our two primary indirect partners.

Year-over-year, in the first half of 2017, that Risk dropped from 98% of Revenue in 2016 to 84% of Revenue in 2017. This represents a significant and positive shift in the business.

Our largest indirect Demand relationship is with Yahoo and it is showing signs of improvement now that the merger with Verizon is completed and the organizations have been integrated.

Our relationship with Google, which has been built around our Owned and Operated websites remains steady.

All our Demand relationships typically improve throughout the second half of the year. As we head into Thanksgiving the competition for ad-placements increases which in turn typically leads to higher RPM’s and as discussed earlier, more margin dollars.

Let me now talk about Supply.

On the Supply side, the message begins with Mobile. More and more of our Publishing relationships are receiving most of their consumer traffic from mobile web sources. INUVO’s Revenue from mobile was roughly 58% in the second quarter.

The changes occurring related to mobile in the industry are quite dramatic. For example, starting on Friday afternoon, we see material declines in desktop usage in lieu of mobile with little abatement until Monday. This was not the case as little as 1 year ago.

We signed several new Direct Publishers in Q2 who collectively have placements that could generate millions in incremental annual revenue from advertisers for INUVO. We are bullish about our supply side pipeline where we have deals that could deliver tens of millions in potential annual revenue. One of our new Publishers is already on a $1/2 million-dollar annual run rate.

For the websites we own and operate, we continue to expand our content, particularly video and have started to develop more specialized web properties in topic areas like auto, health and comparison shopping. Revenue from this directly controlled Supply was down year-over-year, which as described earlier, is a business decision we’ve made to bring more focus and resources to higher margin products and services.

Given their control over the browser and mobile devices, we’ve seen both Apple and Google working towards the disabling of certain intrusive ads on Publisher sites. Our newer ad-units are being designed with these new ad standards in mind and any old units that are not compliant, are being modified to adhere. We are not expecting a problem in this area for INUVO.

With our network of Publishers growing, we have started to develop and sell Private MarketPlace inventory, also known as PMP. This mechanism allows for tighter alignment between Advertiser and Publisher and provides tighter controls over creatives. We are generating roughly $10K dollars per day in revenue through PMP’s.

We see the PMP as a growth area for INUVO in part because our IntentKey technology can categorize Publisher URL’s. This provides the direct mechanism from which to create the alignment between advertiser and publishers.

You will note that we have renamed what was previously called the ConceptGraph to the IntentKey. This is effectively our proprietary targeting technology. While this may seem like a small change, we believe it is a Consumers Intent that matters to Advertisers and we are attempting to create a Brand around this technology that establishes the position that INUVO has unlocked the key to determining a consumers Intent.

For example, a consumer might be interested in Concepts related to Focus. However, is that Focus related to the car the “Ford Focus”, a “Focus Group” or is it the “Focus of a Camera lens”. Intent matters and the IntentKey technology unlocks a consumers intent better than any other technology available.

Let me now turn to Technology, Research and Development.

We have numerous technology projects underway. Some are more mature than others, some are aligned with Revenue or Income goals, some are aligned with adapting to industry changes and others are about gaining a competitive edge. Let me touch on a few of these projects.

Like other owners of websites, we are constantly promoting our content. As we have discussed in the past, INUVO is not your normal owner of websites. We have tremendous Direct to Consumer marketing competencies and technology. In this regard, we continue to invest firstly in Campaign Automation.

This is the process of having a machine make decisions about where to spend money and how much. The reason this is necessary is because of the sheer volume of campaigns and the plethora of different channels available.

Secondly, we are investing in Campaign Analytics. The way a machine can determine what to do only happens with action and response analytics. These are Revenue and Income generating projects related to our Owned and Operated Supply with a focus in this area, to our previous discussion, on margin enhancement.

Now, for our Ad-Technology, one significant challenge involves determining whether the mobile device we are serving ads onto has the same user as that previous tablet or desktop computer we may or may not have engaged with. As desktop cookies become obsolete, other equally predictive methods of determining consumer intent across devices will be required.

We believe we have figured this problem out with an optimal solution involving our IntentKey technology and Acxiom’s identity resolution technology, available through their LiveRamp subsidiary. This project provides both competitive advantage and growth opportunities. We signed a deal with Acxiom in Q2.

As it relates to our Publisher platform, we continue to add features that allow our Publishing clients the ability to optimize against variables in addition to revenue. Like user engagement or latency or viewability. These efforts are a competitive necessity if we are to align ourselves with those Publishers long term goals. This is ongoing R&D.

And perhaps lastly, if you follow our industry, you’ve no doubt heard the term Server to Server integration or perhaps Server side Header Bidding. These are important technical changes within the industry that positively affect Publisher yield. Inuvo was well ahead of the curve in this area with both our technology and demand strategies aligned with this marketplace shift. This is both a competitive and growth related project.

I’d now like to turn the call over to Wally for a more detailed commentary on our financial performance.

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. We reported today the results of our second quarter.

Inuvo reported revenue of $18.3 million for the quarter that ended June 30, 2017; a 16.8% increase from the $15.6 million reported in the same quarter last year. For the first six months of 2017, Inuvo is 3% ahead of last year reporting revenue of $35.5 million.

EBITDA, adjusted for stock based compensation expense and the non-recurring expenses associated with the NetSeer acquisition, a non-GAAP financial measure, was $167 thousand in the quarter that ended June 30, 2017; compared to $282 thousand in the same quarter of the prior year.

On a GAAP basis, Inuvo reported a net loss of $1.4 million or 5-cent net loss per share in the quarter ended June 30, 2017 compared to the $575 thousand net loss or 2-cents net loss per share in the prior year.

All Inuvo revenue streams increased year over year in the second quarter other than the Publishing business, and as Rich mentioned, we now are directing more development and marketing resources to our ad tech business. We believe longer term profitability and better shareholder value will accrue from this rebalancing.

The publishing business will remain an important component of Inuvo providing focused supply to advertisers and a fertile environment for ad tech innovation. The implication of this focus is evidenced in the lower gross margins this year over last year.

As mentioned, this integration is nearing completion and we expect substantial monthly cost savings beginning in September and for the remainder of the year. We incurred approximately $441 thousand of costs in the second quarter of 2017 associated with the transition and integration of the acquired operations that we believe to be non-recurring.

Overall, for the first half of 2017 we incurred approximately $1 million of additional operating costs associated with the acquisition and integration of NetSeer. As mentioned in prior calls, we continue to expect by the second half of this year, the acquisition to be accretive.

Operating expense is comprised of Marketing costs, Compensation and Selling, general & administration expense and was $12 million in the second quarter of 2017 compared to $12.3 million in the same quarter last year. For the first six months of 2017, Operating Expenses were $22.9 million, down nearly 13% compared to last year, entirely due to lower marketing costs.

Marketing costs are the primary costs associated with creating an audience for our owned websites. Marketing costs were $7.5 million in the second quarter of 2017, a $1.9 million decrease from the same quarter in 2016. As I mentioned, the lower spend is management’s decision to focus on building out the new pieces of the Inuvo MarketPlace which came from the acquisition.

Compensation expense increased by $724 thousand to $2.3 million in the second quarter of 2017 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll cost associated with the acquisition. At June 30, 2017, we had 92 full- and part-time employees; a year earlier we had 72 full- and part-time employees. We expect compensation expense to increase throughout the remainder of the year because of salary adjustments and hiring in development and Sales positions.

S,G&A or Selling, general & administration expense was $2.2 million in the second quarter of 2017 compared to $1.3 million in the same quarter in the prior year. The higher expense this year is primarily due to costs associated with the acquisition. In coming quarters, we expect S, G & A expense to decrease.

Net interest expense was $73 thousand in the second quarter of 2017, compared to $22 thousand in the second quarter of last year due to the higher outstanding balance on our revolver this year and to a higher prime rate this year. We expect higher interest expense for the remainder of the year.

Our balance sheet at June 30, 2017, had cash and cash equivalents of $3.7 million and a $5.0 million outstanding balance on our bank revolving credit line. We have amended our bank revolving credit agreement to accommodate the NetSeer acquisition. The revolver is for a total commitment of $10 million with availability dependent upon our accounts receivable.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks, Wally. As we head into the strongest part of our year, we are feeling confident in our ability to continue to deliver strong results in a highly competitive industry. Before we go to question and answers, I’d like to touch on a few strategic items, starting with future M&A activity.

While there are opportunities for additional acquisitions because of valuation declines in our industry, we do not expect to purchase any businesses for the remainder of the year for two reasons:

Firstly, we want to achieve sustainable growth and profitability within the business we acquired in February first before we focus on another.
And, Secondly, we don’t think it’s wise to focus on M&A over organic growth during our peak season where we need our resources focused on delivering within the core business.

Additionally, I’d like to also address an initiative underway related to doing business with China. We have been exploring China as a source of new Partnerships, geographic expansion and longer term as an additional source of corporate development activities. China has a vibrant and growing advertising technology industry.

We have visited China twice over the last 9 months. There is nothing to report yet related to this strategy but we do feel strongly that relationships in China could be important to our future and we have enough scale now to warrant that exploration.

Further, we announced in the quarter the hiring of our first Chief Revenue Office. I am particularly thrilled with this new role and the focus on sales and account management that comes with it.

I am equally thrilled that the individual taking on this responsibility for INUVO, Andrea Haldeman, is for me a known quantity. Among her many executive roles, Andrea was in fact a sales leader at Acxiom within one of the groups I operated for them. This existing relationship has already allowed Andrea to hit the ground running at INUVO.

In closing, we expect a strong 2nd half of the year with year-over-year growth close to 18% at the low end of the range and on a final note we started to redesign our website following the acquisition in February and I’m pleased to report that the beta version is now live at INUVO.com

With that, I’d like to turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.